Exhibit 23.4

CONSENT OF INDEPENDENT TECHNICAL EXPERT (GEOLOGIST)

The undersigned hereby consents to the references to JLM Advisory and himself in the form and context in which they appear in the Registration Statement on Form S-4 of Hall Chadwick Acquisition Corp. and the related prospectus that is a part thereof. I hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the independent assessment of REEcycle’s proprietary rare earth element recycling technology. The undersigned further consents to the reference to his firm and himself in such Registration Statement and the related prospectus under the heading “Experts.”

/s/ Dr. John Mair
Dr. John Mair

October 1, 2026